EXHIBIT 10.5


                                MASTER AGREEMENT
                                     BETWEEN
                       NATIONAL ENERGY SERVICE CORPORATION
                                       AND
                             CHARTER MANAGEMENT, LLC

This Agreement (the "Agreement") entered into as of the 22 day of September, 2003, by and between NATIONAL ENERGY SERVICE COMPANY, INC. ("NESC") having offices at 3153 Fire Road, Suite 2C, Egg Harbor Township, New Jersey 08234 and CHARTER MANAGEMENT, LLC ("CHARTER") having offices at 34100 Center Ridge Road, Suite 10, North Ridgeville, OH 44039.

                           BACKGROUND OF THE AGREEMENT

CHARTER and NESC (collectively the "Parties" and each a "Party") have complementary skills and resources and desire to establish a contractual arrangement for the marketing and development of energy related projects and services, including but not limited to energy upgrade and retrofit opportunities, to the long-term care/retirement community industry and any other industries that may benefit form the programs. Therefore, in consideration of the respective agreements and conditions set forth in this Agreement and other good and valuable consideration, including the time, effort and expenses of the Parties, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties intending to be legally bound agree as follows:

1.   Purpose and Scope of Agreement.

The parties shall cooperate to identify, consider and determine their mutual interest, if any, in developing energy related projects and services for the long-term care/retirement community industry. Such projects and services shall be referred to collectively as the "Projects" and individually as a "Project." Such Projects may include, but are not necessarily limited to, the following:

a. electric lighting upgrading by the installation of a newly retrofitted lighting system;
b.   energy conversion to natural gas;
c.   installation of more efficient natural gas and water heating systems;
d.   upgrading and rehabilitation of other energy systems and equipment;
e.   assistance in minimization of energy and fuel costs for customers;
f. energy gatekeeper services and the long-term contract for the sale of natural gas and electricity;
g. assistance in minimizing energy and fuel costs through energy conservation, efficiency and demand side management.

The additional services provided in connection with such Projects may include some or all of the following: turnkey services (design/build contracting), finance and equity services; engineering and design services; technical consulting services; energy performance contracting; electric, natural gas and other services procurement and management services.



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2.   Areas of Responsibility.

The primary responsibilities of the Parties with respect to the essential elements of Project development and implementation are allocated as follows:

a. Sales Lead Generation. NESC shall be responsible for generating sales leads for projects by establishing initial contacts with potential customers and developing those contacts into Project proposals. However, CHARTER retains the right to make initial contacts and to generate leads from sources other than NESC, provided that any such Project sales leads nevertheless are subject to this Agreement.

b. Pre-screening of Sales Leads. NESC and CHARTER shall develop jointly a pre-screening checklist and evaluation methodology for Project sales leads ("Pre-Screening Criteria"). The Parties will employ the Pre-Screening Criteria to pre-screen Project sales leads. The Pre-Screening Criteria will call for sufficient financial information regarding the potential customer to allow at least a preliminary evaluation of the potential customer's credit worthiness, such as a review of available financial information, credit history and credit references.

c. Technical Development. NESC shall provide or arrange for the furnishing of the necessary technical expertise in developing all Projects.

d. Customer Contract Development. The Parties shall be jointly responsible for the negotiation, development, drafting and execution of each contract to provide services for a particular Project ("Customer Contracts"). Customer Contracts will address the reasonable concerns of both parties. NESC shall be primarily responsible for maintaining contact with potential customers and developing those contacts into Customer Contracts.

e. Financing. CHARTER shall be responsible, in cooperation with NESC, for providing financing for Projects to NESC at a mutually agreeable rate to be fixed at the initiation of each Project. NESC shall be responsible for providing such funds to the customer. A sample loan agreement between NESC and CHARTER is attached to the Agreement as "Exhibit A" with the understanding that such Loan Agreements may be modified to take into account the credit risk of each Project (the "Loan Agreement").

f. Design and Installation Services. NESC will be responsible for the design and installation of the lighting upgrades and related services and will perform such design and installation work itself, either directly or through subcontractors.


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3.   Profits and Expenses.

a. Design and Installation. NESC will be entitled to any profit from the Projects.

b. Principal and Interest Payment. The principal and interest payment to service the financing portion of the Project will be a fixed payment calculated to amortize the amount financed over an amount of time set forth in the customer contract in equal monthly payments and such payments will be due to CHARTER irrespective of any future variation in the amount of monthly energy savings calculated to be available to the customer. As may be necessary for CHARTER to protect its financing interest in the Project, CHARTER shall have the right to record the Energy Service Agreement and the Loan Agreement or, in lieu thereof, a notice of such contract or other document adequate to secure CHARTER's interest in the financing.

e. Design, Engineering and Installation Work. NESC shall bear the cost and expenses associated with the performance of its technical consultant, design, engineering, installation, and related work for any Project.

4.   Term.

This Agreement shall become effective as of the date first written above and shall remain in full force and effect until the date thirty days after CHARTER has provided notice to NESC of CHARTER's election to have the Agreement terminate upon the expiration of such thirty day notice (the date of either such termination being the "Termination Date"). However, if, as of the Termination Date, a Customer Contract has not been executed for an outstanding selected Project, then this Agreement shall remain in full force and effect as to such selected Project until the earlier of the execution of a Customer Contract or the Parties elect not to pursue such selected Project. With respect to any Customer Contract which is in effect as of the Termination Date, this Agreement shall remain in full force and effect as to such Project and shall govern the respective rights and responsibilities of the Parties as to such Project. Upon the Termination Date, except as to a selected Project which remains outstanding as set forth in this section, the rights and responsibilities of the Parties as to exclusivity under this Agreement shall no longer exist. However, if CHARTER elects to terminate this Agreement for other than a default by NESC or other good cause, then CHARTER agrees not to compete with NESC directly or indirectly, to an affiliate or subsidiary, with respect to Projects within the scope of this Agreement until the earlier of the following:

a. two years from the date CHARTER's notice of termination for other than a default by NESC or other good cause;

b. the date upon which this Agreement would otherwise have automatically terminated.



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5.   Insurance.

a. Required Insurance Coverage. Each Party represents that it now carries and will carry and maintain during the term of this Agreement, both with respect to itself and any entity performing the services for it under this Agreement, insurance covering Worker's Compensation/Employer's Liability in minimum amounts of $500,000, Commercial General Liability (including specific coverage for contractual liability and completed operations) in the amount of $2,000,000 aggregate and $1,000,000 per occurrence and Business Automobile Liability in the amount $1,000,000. The required coverage may be provided in a combination of primary and umbrella or excess liability insurance policies.

6.   Forum.

This Agreement and any claim, dispute or other matter in question between the Parties, is governed by the laws of the State of Ohio without reference to its choice of law rules. Any such dispute shall be decided in any Ohio court having appropriate jurisdiction.

7.   Permits and Approvals.

Each Party shall be responsible for obtaining at its expense from the appropriate governmental authorities or other entities having jurisdiction, all required permits and approvals necessary for the performance of such Party's work or services.

8.   Notices.

Unless otherwise specified, any notice, request, demand, statement or other communication provided for in this Agreement or any notice which a Party may desire to give to the other, shall be effective upon receipt and shall be in writing and personally delivered or mailed, first class mail, postage prepaid, or sent by fax (followed with a confirmation by mail unless the receiving Party acknowledges the receipt by a return fax) at the following address or such other address as may be later designated by the Party:

a.   Notices to National Energy Service Corporation:

                           National Energy Service Company, Inc.
                           3153 Fire Road, Suite 2C
                           Egg Harbor Township, New Jersey 08234
                           Attention: John A. Grillo
                           Telephone: 1-800-758-9288
                           Fax: (609) 383-2736



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b.   Notices to Charter Management, LLC:

                           Charter Management, LLC
                           34100 Center Ridge Road, Suite 10
                           North Ridgeville, OH 44039
                           Attention:  John T. O'Neill
                           Telephone: (440) 327-9777
                           Fax: (440) 327-6172

9.   Indemnification.

Each Party hereby agrees to indemnify and hold harmless the other Party from and against any and all claims, demands, and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys fees arising out of or relating to the work and services performed by the indemnifying Party. Nothing in this section is intended to relieve either Party from any funding, payment or reimbursement obligation set forth in this Agreement. The obligations of this section shall survive the termination of this Agreement.

10.  Precedence of Documents.

This Agreement and each Loan Agreement and Customer Contract are intended to be complementary and consistent, unless otherwise specifically noted. However, in the event of any ambiguity, inconsistency or conflict between this Agreement, any Customer Contract, and any Loan Agreement the provisions of the Customer Contract shall have precedence as to that particular Project and shall govern the Parties' performance of that Project, but shall have no effect on any other Project. No changes or modifications shall be made to the terms and conditions of this Agreement itself unless reduced to a writing which clearly states that it is an amendment or change to this Agreement and is properly executed by the Parties.

11.  Relationship of Parties.

This Agreement grants neither Party the right to bind the other Party to any commitment, representation, instrument or agreement with respect to any person or entity, including any customer or potential customer. The Parties do not intend, nor shall this Agreement be deemed to create any partnership, agency, joint venture, or trust, or to authorize or cause any Party to be an agent, servant or employee to the other Party. As between the Parties, each Party (and its directors, officers, employees, agents and servants) shall be an independent contractor of the other subject only to the contractual rights and responsibilities established between them by this Agreement and any Customer Contracts. Neither Party shall take any action that would result in the characterization of the other Party or its directors, officers, employees, agents or servants as other than such an independent contractor.



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12.  Assignment.

The rights and responsibilities of either Party under this Agreement may not be transferred, subcontracted or assigned, in whole or in part, except as specifically provided in this Agreement or with the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, CHARTER shall have the right, upon notice to but without the consent of NESC, to assign this Agreement to any of its subsidiaries or affiliates.

13.  Authorship.

In the event that any dispute rises regarding this Agreement or as interpretation, each of the Parties specifically agrees that it shall be considered as a joint author of this Agreement and no provision shall be interpreted against a Party on the basis of authorship.

14.  Headings.

The Headings contained in this Agreement are merely for convenience of reference only and shall not affect the meaning or interpretation of any provision.

15.  Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall have the same effect, and be deemed as an original executed document.

16.  Termination for Default.

Either Party may terminate the Agreement by providing the other Party with a written notice of termination for default if:

a. the other Party becomes insolvent or makes a general assignment for the benefit of creditors; or

b. a petition under the United States Bankruptcy Code is filed by or against the other Party; or

c. material and adverse developments affecting such other Party's business come to the attention of the non-defaulting Party, including any condition which would be a violation of any law or governmental regulation or which could result in the non-defaulting Party itself being in violation of any law or governmental regulation, and it seeks but fails to receive from the other Party reasonable assurances as to its ability and intention to perform and complete its obligations under the Agreement; or

d. the other Party becomes involved in legal proceedings that in the reasonable judgment of the non-defaulting Party would interfere or would in the future interfere with the performance of this Agreement; or




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e.   the other  Party  fails to  perform a  substantial  obligation  under  this
     Agreement, repeatedly fails to diligently perform its obligations under this Agreement, or otherwise substantively breaches this Agreement. Any failure by the non-defaulting Party to insist upon strict observance or performance by either Party of the provisions of this Agreement shall not be deemed a waiver or a "course of dealing".

17.  Invalid Provisions.

If any provision of this Agreement is held to be illegal or invalid, the validity of such provision shall not affect any of the remaining provisions and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been contained herein and the Agreement shall be then interpreted as reasonably required to fulfill the mutual intent and purpose of the Agreement.


IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, as of the date and year first above written.

                                     NATIONAL ENERGY SERVICE COMPANY, INC.


                                     By: /s/ John A. Grillo
                                     Name:  JOHN A. GRILLO
                                     Title:     President


                                     CHARTER MANAGEMENT, LLC


                                     By: /s/ John T. O'Neill
                                     Name:  JOHN T. O'NEILL
                                     Title:     President



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